Exhibit 10.3

Personal and Confidential

April 10, 2025

Re:	Retention Agreement

Dear [    ]:

This letter agreement (this “Agreement”) memorializes certain terms and conditions of your continued employment with Global Clean Energy Holdings, Inc. (the “Company”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). Capitalized terms used not but otherwise defined herein will have the meaning ascribed to such terms in Appendix A.

1. Term. The term of this Agreement shall commence on the Effective Date and terminate automatically without any further action by any party hereto on December 31, 2025 (the “Term”).

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay to you a base salary of $[ ] per annum, as may be adjusted in accordance with the Company’s applicable policies for merit-based increases (not to exceed three percent (3%)) (the “Base Salary”), less applicable withholdings and deductions. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard payroll practices and policies as in effect from time to time.

(b) Annual Bonus. For calendar year 2025, you shall be eligible to earn an annual cash bonus (the “Annual Bonus”) subject to the terms and conditions of any Company annual bonus plan in effect. As of the Effective Date, your annual target bonus opportunity is [   ]% of the Base Salary (the “Target Bonus”).

(c) Retention Bonus. Subject to the terms and conditions set forth herein, you hereby acknowledge and agree that you have received (or will receive no later than the Company’s next regularly scheduled payroll date following the Effective Date), a cash lump sum payment in the amount of $[ ], less applicable withholdings and deductions (the “Retention Bonus”). The Retention Bonus will vest and become non-forfeitable on the Vesting Date, subject to your continued employment with the Company through the Vesting Date. You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Vesting Date, you will be required to repay to the Company within thirty (30) days of such termination a pro-rata portion of the After-Tax Value of the Retention Bonus, with such amount to be calculated based on the After-Tax Value of the Retention Bonus multiplied by a fraction, the numerator of which is the full number of calendar months remaining in the Term as of such termination of employment, and the denominator of which is six (6). Notwithstanding anything to the contrary contained herein, you will not be required to repay any portion of the Retention Bonus in the event of your Qualifying Termination before the Vesting Date, if you execute and do not revoke a Release (as defined below).

3. Termination of Employment; Severance. This Agreement confirms that your employment is on an “at-will” basis, meaning you may resign at any time, and the Company may terminate your employment at any time for any reason or no reason and with or without notice. Notwithstanding the foregoing, if (i) your Qualifying Termination occurs during the Term, (ii) you execute a general release of claims in favor of the Company and its subsidiaries and affiliates in a form to be prepared by and acceptable to the Company, and such Release becomes effective and is not revoked or rescinded (the “Release”), and (iii) you comply with the terms of the Release, then you will be entitled to receive severance payments consisting of (A) continued payment of your Base Salary through the remainder of the Term, payable in substantially equal installments in accordance with the Company’s standard payroll practices and policies as in effect from time to time commencing on the Company’s first regularly scheduled pay period following the sixtieth (60th) day following such termination and the first such payment shall include payment of any amount that was otherwise scheduled to be paid prior thereto, (B) an amount equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of calendar months from the date of such Qualifying Termination through the end of the Term, and the denominator of which is twelve (12), which shall be paid in in substantially equal installments in accordance with the same schedule as the base salary payments provided in clause (A), and (C) an amount equal to any accrued but unpaid Annual Bonus payable with respect to the applicable bonus year during which such termination occurs, paid at the same time annual bonuses are paid to other employees (and no later than March 15, 2026).

4. Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

6. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

7. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to such matters, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10. Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the payments provided under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions as set forth therein, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

[ ]

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Agreement, and I hereby confirm my agreement to the same.

Dated: [   ], 2025

[ ]

[Signature Page to Retention Agreement]

APPENDIX A

Certain Definitions

Capitalized terms used in the Agreement, but not otherwise defined therein, will have the meanings ascribed to such terms in this Appendix A.

“After-Tax Value of the Retention Bonus” means the aggregate amount of the Retention Bonus net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding.

“Cause” shall mean, with respect to you, the occurrence of any of the following events: (i) your commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on the Company; (ii) your conviction of, or plea of “guilty” or “no contest” to, a felony; (iii) your unauthorized use or disclosure of confidential information or trade secrets of the Company that has a material adverse impact on such entity; or (iv) your intentional misconduct that has a material adverse impact on the Company. Any determination by the Company that your employment or service was terminated with or without Cause for purposes of the Agreement shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.

“Disability” means that you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) determined to be totally disabled by the Social Security Administration.

“Good Reason” shall mean, with respect to you, the occurrence of any of the following events, in each case, without your advance written consent: (i) a material reduction in your authority, responsibilities, duties or title with respect to the Company; (ii) a material reduction in the Base Salary or Target Bonus; (iii) any relocation of your principal site of employment by more than fifty (50) miles from your primary site of employment as of the Effective Date; or (iv) a material breach by the Company of this Agreement, including rejection of this Agreement during the pendency of the Chapter 11 proceeding; provided, however, that no act or omission described in (i) through (iv) shall be treated as Good Reason under this Agreement unless (a) you deliver to the Company a written statement of the basis of your belief that Good Reason exists within sixty (60) days of the act or omission that you believe constitutes Good Reason, (b) you give the Company thirty (30) days after delivery of such statement to cure the basis of such belief, and (c) you actually resign during the thirty (30) day period which begins immediately after the end of such thirty (30) day cure period if Good Reason continues to exist.

“Vesting Date” means the earliest to occur of (i) the six (6) month anniversary of the Effective Date, and (ii) the effective date of a Chapter 11 plan of reorganization.

“Qualifying Termination” means the termination of your employment (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability.

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